Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2019 RESULTS

Reports Q3 GAAP Earnings per Diluted Share of $2.77 versus $3.03 in Q3 2018

Reports Q3 Adjusted Earnings per Diluted Share of $3.03 versus $3.07 in Q3 2018

Updates Full Year 2019 Adjusted Earnings per Diluted Share Guidance to $5.00 to $5.20

Secaucus, New Jersey – December 11, 2019 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the third quarter ended November 2, 2019.

Jane Elfers, President and Chief Executive Officer announced, “Driven by a strong back-to-school season, we delivered a positive 0.8% comp in Q3 on top of a positive 9.5% comp in Q3 a year ago and EPS near the upper-end of our guided range, despite multiple headwinds, including prolonged warmer weather into late October, which negatively impacted sales of colder weather product in key regions across the country.”

Ms. Elfers continued, “Quarter-to-date, our digital penetration continues to increase and our AURs are strengthening as we focus on disciplined inventory management in a promotional environment. However, due to meaningfully weaker than planned mall traffic quarter-to-date, we are lowering our outlook for Q4.”

Ms. Elfers concluded, “With respect to Gymboree, we are on track to relaunch this iconic brand in early 2020 with an enhanced, personalized, online shopping experience at gymboree.com, and with over 200 shop-in-shop locations in select The Children’s Place stores across the U.S. and Canada. We recently showcased our spring 2020 Gymboree collections at a media event supporting the relaunch of the brand and the response from the attendees was overwhelmingly positive. In addition, Gymboree fans have posted thousands of positive comments on our Gymboree social media sites, sharing their excitement for the relaunch, and further demonstrating the extraordinary level of passion exhibited for the iconic Gymboree brand.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Third Quarter 2019 Results

Net sales increased 0.4% to $524.8 million in the three months ended November 2, 2019 from $522.5 million in the three months ended November 3, 2018, primarily as a result of a comparable retail sales increase of 0.8%.

Net income was $43.0 million, or $2.77 per diluted share, in the three months ended November 2, 2019, compared to net income of $49.9 million, or $3.03 per diluted share, in the three months ended November 3, 2018. Adjusted net income was $47.1 million, or $3.03 per diluted share, compared to adjusted net income of $50.7 million, or $3.07 per diluted share, in the comparable period last year.

Gross profit was $198.1 million in the three months ended November 2, 2019, compared to $204.4 million in the three months ended November 3, 2018. Adjusted gross profit was $198.1 million in the three months ended November 2, 2019, compared to $204.4 million in the comparable period last year, and deleveraged 130 basis points to 37.8% of net sales, primarily as a result of increased penetration of our ecommerce business, which operates at a lower gross margin rate.

Selling, general, and administrative expenses were $120.5 million in the three months ended November 2, 2019, compared to $123.2 million in the three months ended November 3, 2018. Adjusted SG&A was $116.6 million in the three months ended November 2, 2019, compared to $122.0 million in the comparable period last year, and leveraged 110 basis points to 22.2% of net sales, primarily as a result of a reduction in expenses associated with our transformation initiatives and lower incentive compensation.

Operating income was $58.0 million in the three months ended November 2, 2019, compared to operating income of $64.6 million in the three months ended November 3, 2018. Adjusted operating income was $63.4 million in the three months ended November 2, 2019, compared to adjusted operating income of $65.5 million in the comparable period last year, and deleveraged 40 basis points to 12.1% of net sales.

For the three months ended November 2, 2019, the Company’s adjusted results exclude net expenses of approximately $4.0 million, as compared to excluded net expenses of approximately $0.7 million in the three months ended November 3, 2018, comprising certain items, which the Company believes are not reflective of the performance of its core business. For the three months ended November 2, 2019, these excluded items are primarily related to restructuring costs, fleet optimization costs, asset impairment charges, accelerated depreciation, costs incurred in connection with the integration of the Gymboree brand, and distribution facility start-up costs. For the three months ended November 3, 2018, these excluded items primarily related to consulting costs for organizational design efforts, accelerated depreciation, asset impairment charges, costs incurred in connection with the review of the Company’s warehouse and distribution network, an insurance claim settlement, net, and restructuring costs, partially offset by other income and a state tax audit.

Fiscal Year-To-Date 2019 Results

Net sales decreased 3.5% to $1.358 billion in the nine months ended November 2, 2019 from $1.408 billion in the nine months ended November 3, 2018, primarily as a result of a comparable retail sales decrease of 2.3%.

Net income was $49.1 million, or $3.10 per diluted share, in the nine months ended November 2, 2019, compared to net income of $88.9 million, or $5.24 per diluted share, in the nine months ended November 3, 2018. Adjusted net income was $55.9 million, or $3.53 per diluted share, compared to adjusted net income of $95.5 million, or $5.62 per diluted share, in the comparable period last year.

Gross profit was $488.9 million in the nine months ended November 2, 2019, compared to $519.4 million in the nine months ended November 3, 2018. Adjusted gross profit was $488.4 million in the nine months ended November 2, 2019, compared to $520.6 million in the comparable period last year, and deleveraged 100 basis points to 36.0% of net sales, primarily as a result of the deleverage of fixed expenses resulting from the decline in comparable retail sales, and increased penetration of our ecommerce business, which operates at a lower gross margin rate.

Selling, general, and administrative expenses were $364.9 million in the nine months ended November 2, 2019, compared to $365.9 million in the nine months ended November 3, 2018. Adjusted SG&A was $359.3 million in the nine months ended November 2, 2019, compared to $363.2 million in the comparable period last year, and deleveraged 70 basis points to 26.5% of net sales, primarily as a result of the deleverage of fixed expenses resulting from the decline in comparable retail sales.

Operating income was $66.8 million in the nine months ended November 2, 2019, compared to operating income of $97.7 million in the nine months ended November 3, 2018. Adjusted operating income was $75.9 million in the nine months ended November 2, 2019, compared to adjusted operating income of $106.6 million in the comparable period last year, and deleveraged 200 basis points to 5.6% of net sales.

For the nine months ended November 2, 2019, the Company’s adjusted results exclude net expenses of approximately $6.8 million, as compared to excluded net expenses of approximately $6.6 million in the nine months ended November 3, 2018, comprising certain items, which the Company believes are not reflective of the performance of its core business. For the nine months ended November 2, 2019, these excluded items are primarily related to accelerated depreciation, restructuring costs, asset impairment charges, fleet optimization costs, costs incurred in connection with the integration of the Gymboree brand, and distribution facility start-up costs. For the nine months ended November 3, 2018, these excluded items primarily related to asset impairment charges, restructuring costs, consulting costs for organizational design efforts, accelerated depreciation, costs incurred in connection with the review of the Company’s warehouse and distribution network, system transition costs and a provision for an insurance claim settlement, net, partially offset by other income, a state sales and use tax audit settlement, and an insurance claim settlement.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company opened six stores and closed 12 stores in the three months ended November 2, 2019. The Company ended the quarter with 955 stores and square footage of 4.5 million, a decrease of 3.2% compared to the prior year. Since our fleet optimization initiative was announced in 2013, the Company has closed 238 stores.

The Company’s international franchise partners opened 34 net new points of distribution in the three months ended November 2, 2019, and the Company ended the quarter with 260 international points of distribution open and operated by its eight franchise partners in 19 countries.

Capital Return Program

During the three months ended November 2, 2019, the Company repurchased 414 thousand shares for approximately $33 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $9 million, or $0.56 per share, in the quarter.

During the first nine months of fiscal 2019, the Company repurchased approximately 1.0 million shares for approximately $94 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $26 million in the first nine months of 2019.

Since 2009, the Company has repurchased approximately $1.2 billion of its common stock and, since 2014, paid approximately $126 million in dividends. At the end of the third quarter of 2019, approximately $146 million remained available for future share repurchases under the Company’s existing share repurchase program.

Outlook

The Company is providing guidance for the fourth quarter and updated guidance for fiscal 2019.

For the fourth quarter of 2019, the Company expects:

•	Net sales in the range of $504 million to $509 million

•	A mid-single digit decrease in comparable retail sales

•	Adjusted operating margin in the range of 6.1% to 6.8%
•	Adjusted net income per diluted share in the range of $1.48 to $1.68

For fiscal 2019, the Company’s updated outlook includes:

•	Net sales in the range of $1.862 billion to $1.867 billion

•	A comparable retail sales decrease of approximately 3%

•	Adjusted operating margin in the range of 5.7% to 5.9%

•	Adjusted net income per diluted share in the range of $5.00 to $5.20, including an adverse impact of approximately $0.13 per share from the announced tariffs effective on September 1st and December 15th

Conference Call Information

The Children’s Place will host a conference call on Wednesday, December 11, 2019 at 8:00 a.m. Eastern Time to discuss its third quarter fiscal 2019 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expense, adjusted operating income, and adjusted operating margin are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP results as one of the metrics to measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of November 2, 2019, the Company operated 955 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 260 international points of distribution open and operated by its eight franchise partners in 19 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2019. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net sales	$524,796	$522,495	$1,357,647	$1,407,526
Cost of sales	326,671	318,129	868,701	888,125
Gross profit	198,125	204,366	488,946	519,401
Selling, general and administrative expenses	120,514	123,207	364,937	365,933
Asset impairment charges	839	396	1,308	5,632
Other costs (income)	-	(1,246)	-	(1,255)
Depreciation and amortization	18,821	17,404	55,877	51,405
Operating income	57,951	64,605	66,824	97,686
Interest expense	(2,155)	(831)	(6,144)	(2,074)
Income before taxes	55,796	63,774	60,680	95,612
Provision (benefit) for income taxes	12,748	13,861	11,620	6,675
Net income	$43,048	$49,913	$49,060	$88,937

Earnings per common share
Basic	$2.78	$3.04	$3.12	$5.33
Diluted	$2.77	$3.03	$3.10	$5.24

Weighted average common shares outstanding
Basic	15,497	16,394	15,720	16,677
Diluted	15,546	16,496	15,837	16,982

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018

Net income	$43,048	$49,913	$49,060	$88,937

Non-GAAP adjustments:
Accelerated depreciation	777	546	2,667	546
Asset impairment charges	839	396	1,308	5,632
Organizational design costs	-	934	-	1,649
Restructuring costs	1,435	241	2,118	2,498
System transition costs	-	-	-	250
Distribution facility start-up costs	721	-	721	-
Distribution network review costs	-	228	-	378
Sales tax audit	-	(518)	-	(518)
Gymboree integration costs	494	-	1,068	-
Other income	-	(1,097)	-	(1,097)
Insurance claim settlement, net	-	200	-	(406)
Fleet optimization costs	1,221	-	1,193	-
Aggregate impact of Non-GAAP adjustments	5,487	930	9,075	8,932
Income tax effect (1)	(1,454)	(192)	(2,405)	(2,241)
Prior year uncertain tax positions (2)	-	-	135	(112)
Net impact of Non-GAAP adjustments	4,033	738	6,805	6,579

Adjusted net income	$47,081	$50,651	$55,865	$95,516

GAAP net income per common share	$2.77	$3.03	$3.10	$5.24

Adjusted net income per common share	$3.03	$3.07	$3.53	$5.62

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	Third Quarter Ended		Year-To-Date Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018

Operating income	$57,951	$64,605	$66,824	$97,686

Non-GAAP adjustments:
Accelerated depreciation	777	546	2,667	546
Asset impairment charges	839	396	1,308	5,632
Organizational design costs	-	934	-	1,649
Restructuring costs	1,435	241	2,118	2,498
System transition costs	-	-	-	250
Distribution facility start-up costs	721	-	721	-
Distribution network review costs	-	228	-	378
Sales tax audit	-	(518)	-	(518)
Gymboree integration costs	494	-	1,068	-
Other income	-	(1,097)	-	(1,097)
Insurance claim settlement, net	-	200	-	(406)
Fleet optimization costs	1,221	-	1,193	-
Aggregate impact of Non-GAAP adjustments	5,487	930	9,075	8,932

Adjusted operating income	$63,438	$65,535	$75,899	$106,618

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018

Gross Profit	$198,125	$204,366	$488,946	$519,401

Non-GAAP adjustments:
Fleet optimization costs	-	-	(550)	-
Restructuring costs	-	-	-	1,239
Aggregate impact of Non-GAAP adjustments	-	-	(550)	1,239

Adjusted Gross Profit	$198,125	$204,366	$488,396	$520,640

	Third Quarter Ended		Year-To-Date Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018

Selling, general and administrative expenses	$120,514	$123,207	$364,937	$365,933

Non-GAAP adjustments:
Restructuring costs	(1,435)	(1,236)	(2,126)	(2,263)
Organizational design costs	-	(1,185)	-	(1,900)
System transition costs	-	-	-	(250)
Distribution facility start-up costs	(721)	-	(721)	-
Distribution network review costs	-	(228)	-	(378)
Fleet optimization costs	(1,221)	-	(1,735)	-
Gymboree integration costs	(494)	-	(1,068)	-
Sales tax audit	-	518	-	518
Other income	-	1,097	-	1,097
Insurance claim settlement, net	-	(200)	-	406
Aggregate impact of Non-GAAP adjustments	(3,871)	(1,234)	(5,650)	(2,770)

Adjusted Selling, general and administrative expenses	$116,643	$121,973	$359,287	$363,163

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 2,	February 2,	November 3,
	2019	2019*	2018
Assets:
Cash and cash equivalents	$66,059	$69,136	$92,950
Accounts receivable	39,471	35,123	40,111
Inventories	389,815	303,466	376,858
Other current assets	20,722	27,670	37,467
Total current assets	516,067	435,395	547,386

Property and equipment, net	246,234	260,357	262,380
Right-of-use assets	418,151	-	-
Tradenames, net	73,386	-	-
Other assets, net	31,884	31,294	27,487
Total assets	$1,285,722	$727,046	$837,253

Liabilities and Stockholders' Equity:
Revolving loan	$184,179	$48,861	$65,000
Accounts payable	235,491	194,786	223,607
Current lease liabilities	124,281	-	-
Accrued expenses and other current liabilities	116,647	87,752	123,181
Total current liabilities	660,598	331,399	411,788

Long-term lease liabilities	331,615	-	-
Other liabilities	39,070	81,210	82,007
Total liabilities	1,031,283	412,609	493,795

Stockholders' equity	254,439	314,437	343,458

Total liabilities and stockholders' equity	$1,285,722	$727,046	$837,253

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended	39 Weeks Ended
	November 2,	November 3,
	2019	2018

Net income	$49,060	$88,937
Non-cash adjustments	184,043	78,117
Working Capital	(132,537)	(83,576)
Net cash provided by operating activities	100,566	83,478

Net cash used in investing activities	(119,125)	(41,121)

Net cash provided by (used in) financing activities	15,075	(194,471)

Effect of exchange rate changes on cash	407	545

Net decrease in cash and cash equivalents	(3,077)	(151,569)

Cash and cash equivalents, beginning of period	69,136	244,519

Cash and cash equivalents, end of period	$66,059	$92,950

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